Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASSOCIATED CAPITAL GROUP, INC.

Associated Capital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(1)         The name of the Corporation is Associated Capital Group, Inc.

(2)         The original Certificate of Incorporation of the Corporation was filed on April 15, 2015 under the name “Gabelli Securities Group, Inc.”  On October 13, 2015, the Corporation filed a Certificate of Amendment to its original Certificate of Incorporation changing its name to “Associated Capital Group, Inc.”

(3)         This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation.

(4)         This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

(5)         Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of this Corporation is:  Associated Capital Group, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, 19808.  The name of the registered agent of the Corporation at that address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the “DGCL”).

ARTICLE IV
AUTHORIZED STOCK

4.1                               The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 210,000,000 shares, consisting of: (i) 100,000,000 shares of Class A Common Stock, par value of $0.001 per share (the “Class A Common Stock”), (ii) 100,000,000 shares of Class B Common Stock, par value of $0.001 per share (the “Class B Common Stock”), and (iii) 10,000,000 shares of Preferred Stock, having a par value of $0.001 per share (the “Preferred Stock”).  The powers, preferences and rights, and the qualifications, limitations and restrictions of each class of stock of the Corporation are as set forth in this Article IV.

4.2                               Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Incorporation pursuant to the DGCL, the 100 shares of the Corporation’s Common Stock, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into (i) 6,247,452 validly issued, fully paid, and non-assessable shares of Class A Common Stock authorized by Section 4.1 and (ii) 19,196,792 validly issued, fully paid, and non-assessable shares of Class B Common Stock authorized by Section 4.1, in each case automatically and without any action by the Corporation or the holder thereof (the “Reclassification”).  The certificate that prior to the Effective Time represented the Old Common Stock shall from and after the Effective Time represent 6,247,452 shares of Class A Common Stock and 19,196,792 shares of Class B Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that the record holder of the Old Common Stock shall, upon surrender of such certificate, be entitled to receive new certificates evidencing and representing the shares issued pursuant to the Reclassification, unless such record holder elects to only have such shares registered in book-entry form.

4.3                               Common Stock.

(a)                                 Voting.

(1)                                 At each annual or special meeting of stockholders, in the case of any written consent of stockholders in lieu of a meeting and for all other purposes, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Class A Common Stock standing in such Person’s (as defined below) name on the stock transfer records of the Corporation, and each holder of record of Class B Common Stock on the relevant record date shall be entitled to ten (10) votes for each share of Class B Common Stock standing in such Person’s name on the stock transfer records of the Corporation.  Except as otherwise required by law and subject to the rights of holders of any series of Preferred Stock of the Corporation that may be issued from time to time, the holders of shares of Class A Common Stock and of shares of Class B Common Stock shall vote as a single class on all matters with respect to which a vote of the stockholders of the Corporation is required under applicable law, this Certificate of Incorporation, or the Bylaws of the Corporation, or on which a vote of stockholders is otherwise duly called for by the Corporation, including, but not limited to, the election of directors, matters concerning the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, mergers or consolidations with another entity or entities, dissolution of the Corporation and amendments to this Certificate of Incorporation.  Except as otherwise provided in this Article IV or required by applicable law, whenever applicable law, this Certificate of Incorporation or the Bylaws of the Corporation provide for the necessity of an affirmative vote of the stockholders entitled to cast at least a “majority (or any other greater percentage) of the votes which all stockholders are entitled to cast thereon,” or a “majority (or any other greater percentage) of the Voting Stock” (as defined below), or language of similar effect, any and all such language shall mean that the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote as one class and that such majority (or any other greater percentage) consists of a majority (or such other greater percentage) of the total number of votes entitled to be cast in accordance with the provisions of this Article IV.  For purposes of this Certificate of Incorporation, (i) “Voting Stock” shall mean all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, considered as a single class and (ii) “Person”  shall mean a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

(2)                                 Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(b)                                 Dividends; Stock Splits.  Subject to the rights of the holders of shares of any series of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor.  If at any time a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of common stock or other voting securities or options or warrants to purchase shares of common stock or other voting securities or securities convertible into or exchangeable for shares of common stock or other voting securities) is paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be paid on shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share.  If at any time a dividend or other distribution payable in shares of common stock or options or warrants to purchase shares of common stock or securities convertible into or exchangeable for shares of common stock is paid on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid on shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if shares of Class A Common Stock or other voting securities, or options or warrants to purchase shares of Class A Common Stock or other voting securities or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities, are paid on shares of Class A Common Stock and shares of Class B Common Stock or voting securities identical to the other securities paid on the shares of Class A Common Stock (except that the voting securities paid on the Class B Common Stock may have up to ten (10) times the number of votes per share as the other voting securities to be received by the holders of the Class A Common Stock) or options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common

Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.  In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

(c)                                  Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to stockholders, subject to the rights of the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(d)                                 Mergers, etc.  In the event of any corporate merger, consolidation, purchase, or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall receive the same consideration on a per share basis; provided that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Class B Common Stock may receive, on a per share basis, voting securities with up to ten (10) times the number of votes per share as those voting securities to be received by the holders of shares of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten (10) times the number of votes per share as the voting securities issuable upon exercise of the options or warrants to be received by the holders of the shares of Class A Common Stock, or into which the convertible or exchangeable securities to be received by the holders of the shares of Class A Common Stock may be converted or exchanged).

(e)                                  Power to Sell and Purchase Shares.  Subject to applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such Persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such Persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(f)                                   Rights Otherwise Identical.  Except as otherwise expressly set forth in this Article IV, the rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock shall be in all respects identical.

(g)                                  Preemptive Rights.  The holders of the Class A Common Stock and Class B Common Stock shall have no preemptive rights to subscribe for any shares of any class or series of stock of the Corporation whether now or hereafter authorized.

(h)                                 Conversion of Class B Common Stock.

(1)                                 Voluntary Conversion.  Each share of Class B Common Stock shall be convertible into one (1) fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation.  Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book-entry form if such shares are uncertificated.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) if the Shares of Class B Common Stock are certificated, the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 4.3(h)(1) or (ii) if the shares of Class B Common Stock are uncertificated, the date of the Corporation’s receipt of the written notice of such holder’s election to convert required by this Section 4.3(h)(1), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.  Each share of Class B Common Stock that is converted pursuant to this Section 4.3(h)(1) shall be retired by the Corporation and shall not be available for reissuance. Notwithstanding the foregoing, if a conversion election under this Section 4.3(h) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing by the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

(2)                                 Policies and Procedures Relating to Conversions.  The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, to ensure compliance with applicable securities laws in connection with the conversion of Class B Common Stock into Class A Common Stock.

(3)                                 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

(4)                                 Protective Provision.  The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Section 4.3(h) (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws of the Corporation.

4.4                               Preferred Stock.

(a)                                 The holders of the Preferred Stock shall have no preemptive rights to subscribe for any shares of any class or series of stock of the Corporation whether now or hereafter authorized.

(b)                                 The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized to establish and designate one or more series of the Preferred Stock, to issue shares of the Preferred Stock in such series and to fix the number of shares in a series, the rights, designations, powers and preferences, and the qualifications, limitations and restrictions, of each series and the relative rights, preferences and limitations as between series.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)                                 the number of shares constituting that series and the distinctive designation of that series;

(2)                                 the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the rights of priority, if any, of payments of dividends on shares of that series relative to shares of other classes or series;

(3)                                 whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)                                 whether that series shall have conversion or exchange privileges or be subject to conversion or exchange obligations, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(5)                                 whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)                                 whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)                                 the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding shares of the Corporation;

(8)                                 the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the rights of priority, if any, of payment of shares of that series relative to shares of other classes or series;

(9)                                 any restrictions on transfers of shares of that series; and

(10)                          any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

ARTICLE V
MANAGEMENT OF THE CORPORATION; BOARD OF DIRECTORS

5.1                               The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

(a)                                 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)                                 The Board of Directors shall have the power to make, adopt, alter, amend and repeal the Bylaws of the Corporation without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors that shall constitute the whole Board of Directors, subject to the right of the stockholders to alter, amend and repeal the Bylaws made by the Board of Directors.

(c)                                  The number of directors of the Corporation shall consist of one or more members and shall be from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation.  Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(d)                                 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such Bylaws had not been adopted.

(e)                                  Subject to any rights of holders of Preferred Stock or any other series or class of stock, any member of the Board of Directors or the entire Board of Directors may be removed, with or without cause, at any time prior to the expiration of his term by the holders of a majority of the shares entitled to vote at an election of directors.

(f)                                   Subject to any rights of holders of Preferred Stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

ARTICLE VI
LIMITATION ON LIABILITY AND INDEMNIFICATION

6.1                               To the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

6.2                               The Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless and advance expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI and applicable law shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

6.3                               Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII
SECTION 203 OF THE DGCL NOT APPLICABLE

The Corporation hereby expressly elects not to be governed by or subject to Section 203 of the DGCL.

ARTICLE VIII
CERTAIN BUSINESS OPPORTUNITIES; CONFLICT OF INTEREST POLICY

8.1                               Certain Definitions for Article VIII.  For purposes of this Article VIII, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

a “Disinterested Director” shall mean a director that is not a Gabelli and who does not have a financial interest in the Transaction and interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any Person who beneficially owns such interests.

a “Gabelli” includes (i) Mr. Gabelli (as hereinafter defined), so long as he is an officer or director of the Corporation or beneficially owns a controlling interest in the Corporation, (ii) any member of his “immediate family” (which shall include Mr. Gabelli’s spouse, parents, children and siblings) who is at the time an officer or director of the Corporation and (iii) any entity in which Persons qualifying as Gabellis pursuant to clauses (i) and (ii) above beneficially own in the aggregate a controlling interest of the outstanding voting securities or comparable interests.

“Mr. Gabelli” means Mr. Mario J. Gabelli.

“Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under U.S. Generally Accepted Accounting Principles, as in effect from to time.

“Trigger Date” means the date on which Mr. Gabelli “beneficially” owns (within the meaning of Section 13(d) of the of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect on the effective date of this Certificate of Incorporation) less than a majority of the voting power of our Voting Stock.

8.2                               Certain Acknowledgements.  In recognition and anticipation that:

(a)                                 directors and officers of the Corporation may serve as directors, officers, employees and agents of, or have a controlling interest in, any other corporation, company, partnership, association, firm or other entity, including, without limitation, Subsidiaries and Affiliates of the Corporation (each an “Other Entity”),

(b)                                 the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage,

(c)                                  the Corporation may have an interest in the same areas of business opportunity as any Other Entity, and

(d)                                 the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated, as set forth herein, in respect of (x) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates.

In recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with any Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of persons who may also serve from time to time as directors, officers or employees of any Other Entity, the provisions of this Article VIII will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation.

Any Person purchasing, receiving or otherwise becoming the owner of any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article VIII. References in this Article VIII to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

8.3                               Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.

If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could, but for the provisions of this Article VIII, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(a)                                 such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto),

(b)                                 such director or officer will not be liable to the Corporation or any of its Subsidiaries or any of its stockholders, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to or otherwise inform the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto,

(c)                                  any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity,

(d)                                 the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and

(e)                                  the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity,

unless both of the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (B) such Potential Business Opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged; provided, however, if the conditions specified in the immediately preceding clauses (A) and (B) are satisfied, any Other Entity may pursue such Potential Business Opportunity (or direct it to another person or entity) if either (i) the Corporation renounces its interest in the Potential Business Opportunity in writing or (ii) the Corporation does not within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such Potential Business Opportunity diligently and in good faith.

8.4                               Conflict of Interest Policy.

(a)                                 To the fullest extent permitted by law, no contract, agreement, arrangement, or transaction between the Corporation and a Gabelli or any customer or supplier or any entity in which a director of the Corporation has a financial interest (a “Related Entity”), or one or more of the directors or officers of the Corporation, or any Related Entity, any amendment, modification, or termination thereof, or any waiver of any right thereunder, will be voidable solely because a Gabelli or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Corporation or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors, or committee thereof, that authorizes the contract, agreement, arrangement, transaction, amendment, modification, termination, or waiver (each a “Transaction”) or solely because their votes are counted for such purpose, if any of the following four requirements are met:

(1)                                 the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the Disinterested Directors on the Board of Directors or such committee, even if the Disinterested Directors are less than a quorum;

(2)                                 the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(3)                                 the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the Disinterested Directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(4)                                 the Transaction is fair to the Corporation as of the time it is approved by the Board of Directors, a committee thereof or the stockholders of the Corporation.

(b)                                 To the fullest extent permitted by law, if the requirements of (1), (2), (3) or (4) of paragraph (a) above are met, such Gabelli, the Related Entity, and the directors and officers of the Corporation or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such Person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to the Corporation and its stockholders with respect to such Transaction.

(c)                                  To the fullest extent permitted by law, any Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (1), (2), or (3) of paragraph (a) above, will be deemed to be entirely fair to the Corporation and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to the Corporation and its stockholders.  To the fullest extent permitted by law and this Certificate of Incorporation, a Gabelli will not be liable to the Corporation or its stockholders for breach of any fiduciary duty that a Gabelli may have as a director of the Corporation by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and the Corporation.

(d)                                 For the purposes of this Section 8.4, the term Corporation shall include any Subsidiary of the Corporation.

8.5                               Effect of Amendment of Article VIII.  No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article VIII will have any effect upon:

(a)                                 any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time,

(b)                                 any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time,

(c)                                  the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity before the Amendment Time, or

(d)                                 any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

8.6                               Requirements to Amend Article VIII.  Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend, or repeal any of the conflict of interest or corporate opportunity provisions contained in this Article VIII in a manner adverse to the interests of any Gabelli.  After the Trigger Date, such required vote will be increased to 80% of the outstanding Voting Stock to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions contained in this Article VIII.

ARTICLE IX
FORUM FOR ADJUDICATING DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s

stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).  If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.  Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 19th day of November, 2015.

ASSOCIATED CAPITAL GROUP, INC.

By:	/s/ Mario J. Gabelli
Mario J. Gabelli
Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]